Exhibit 10.39

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between WellPoint, Inc., an Indiana corporation (together with its successors, “WellPoint,” and, together with WellPoint’s subsidiaries and affiliates, the “Company”) with its principal place of business located at 120 Monument Circle, Indianapolis, Indiana, and Larry C. Glasscock (the “Executive”) dated as of the 28th day of December, 2005 (the “Effective Date”).

WITNESSETH:

WHEREAS, WellPoint desires to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive is willing to serve in the employ of WellPoint on a full-time basis for such period, all in accordance with the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, WellPoint and the Executive (together, the “Parties”) hereby agree as follows:

1. Title and Position.    WellPoint hereby employs the Executive as its President and Chief Executive Officer and the Executive hereby accepts such employment for the period provided for in Section 2, all upon the terms and conditions contained in this Agreement. As a condition to the Executive’s employment, the Executive affirms and represents that the Executive is under no obligation to any former employer or other person which is in any way inconsistent with, or which imposes any restriction upon, the employment of the Executive by WellPoint or the Executive’s undertakings under this Agreement.

2. Term of Employment.    Unless sooner terminated pursuant to Section 9, the term (the “Term”) of the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue through December 31, 2008 or, if later, the date to which the Term is extended under the following sentence. Beginning on December 31, 2007, the Term shall automatically be extended each day by one day to create a minimum one-year remaining Term until either Party delivers to the other Party a written notice (a “Non-extension Notice”) stating that the Term shall expire on a date (not less than twelve, nor more than thirteen, months after the delivery of such Non-extension Notice) specified in the Non-extension Notice, in which event the Term shall end on the date specified in such Notice; provided, however, that notwithstanding the foregoing, the Term shall not be extended (except by written agreement between the Parties) beyond the date on which the Executive attains age sixty-two (62). A Non-extension Notice given by either Party shall not preclude a termination of employment pursuant to Section 9, including, without limitation, by the Executive for Good Reason or by WellPoint for Cause (as “Good Reason” and “Cause” are defined and determined under Section 9) prior to the then-scheduled expiration of the Term.

3. Duties.

(a) During the Term, the Executive shall serve as the President and Chief Executive Officer of WellPoint, reporting directly to the Board; shall have all authorities customarily exercised by an individual serving in those capacities at entities of WellPoint’s size and nature; shall provide executive, administrative and managerial services to the Company; and shall perform such other reasonable employment duties consistent with such position as the Board may from time to time prescribe. During the Term, the Executive shall report exclusively to the Board and all other officers, employees, and consultants of the Company shall (except to the extent otherwise required by law, regulation, or principles of good corporate governance) report directly (or indirectly through the Executive’s subordinates) to the Executive. During the Term, the Executive shall also serve as a member of the Board of Directors of WellPoint (the “Board”), as Chairman of the Board (“Chairman”), and as a member of the board of directors of any of WellPoint’s subsidiaries to which he is elected.

(b) The Executive shall, during the Term and except to the extent otherwise approved by the Board or authorized below, (i) devote his full business time to the services required of the Executive under this Agreement, (ii) render his business services exclusively to the Company, and (iii) use his best efforts, judgment, and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of the Executive’s positions. Notwithstanding the foregoing, the Executive (x) may engage in civic, charitable, trade association, and other not-for-profit activities (including membership on not-for-profit boards), and may manage his personal investments and affairs, and (y) may serve on a maximum of two (2) boards of directors or advisory boards of for-profit businesses outside the Company; in each case so long as doing so does not, individually or in the aggregate, materially interfere with the performance of his duties for the Company and provided such organizations are not competitors of the Company and such services do not create a conflict of interest. The Executive has disclosed in writing his other board memberships to the Board (or its Compensation Committee) prior to the execution of this Agreement and shall disclose such information to the Board (or its Compensation Committee) at least annually thereafter as part of the director and officer questionnaire process.

4. Salary and Bonus.    As compensation for the services to be performed by the Executive during the Term, WellPoint shall provide to the Executive:

(a) An annual base salary during the Term of one million two hundred fifty thousand dollars ($1,250,000) (“Salary”), and

(b) A target annual incentive opportunity of not less than one hundred twenty five percent (125%) of his Salary (“Target Annual Incentive”) for each calendar year that ends during the Term. The amount actually paid shall be determined on the basis of objective performance criteria, without adjustment, under a program that complies with Section 162(m) of the Code and that is in no respect less favorable to the Executive (except to the extent otherwise provided in this Section 4(b)) than to other WellPoint senior executives generally. (For purposes of this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended, and reference to any particular Section, or provision, of the Code shall include any successor to such Section or provision, as well as any regulations implementing any such Section or provision). The conditions on payment of the amount earned shall be no less favorable to the Executive than those that apply to corresponding awards to other WellPoint senior executives generally, provided that the full amount earned shall in all events be paid to the Executive if he remains employed with the Company at the end of the pertinent calendar year. The performance goals required to earn the Target Annual Incentive shall be approved by the Board’s Compensation Committee after consultation with the Executive and shall be communicated to the Executive prior to the end of the first quarter of the year to which the goals relate. All payouts shall be in cash (except that amounts in excess of 200% of the Target Annual Incentive may be paid in the form of shares of WellPoint common stock, such shares to be fully vested when granted or to vest based solely on continued service (or termination of service), and in all events to be on terms and conditions no less favorable to the Executive than those that apply to corresponding awards to other WellPoint senior executives generally) and shall (subject to any deferral election that the Executive may make under any applicable Company deferral plan, and subject to vesting conditions in the case of any WellPoint common stock) be made no later than the earlier of (x) the date that other WellPoint senior executives generally receive their annual incentive award payouts and (y) March 15 of the year following the year to which the payout relates.

(c) The Board (or its Compensation Committee) shall review the Executive’s Salary and Target Annual Incentive no less frequently than annually and may in its discretion increase (but may not decrease) Executive’s Salary and/or Target Annual Incentive; and in such event this Agreement shall be deemed amended to incorporate the increased Salary or Target Annual Incentive effective as of the date specified for the increase. The payment of any compensation hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, and shall (except to the extent otherwise provided in this Agreement) be paid in accordance with WellPoint’s normal payroll and incentive administration practices as they may exist from time to time.

5. Annual Equity Incentive Grants.    For each calendar year that commences during the Term, the Executive shall be entitled to receive equity grants commensurate with his positions, performance and competitive practice (all as determined by the Board, or its Compensation Committee, in their sole reasonable discretion). Annual equity awards to the Executive shall be made no later than the date that corresponding annual equity awards are first made to other WellPoint senior executives generally, and shall be on terms and conditions no less favorable to the Executive than those that apply to corresponding awards to other WellPoint senior executives generally.

6. SERP.    As additional compensation for services performed by the Executive for the Company, the Executive shall be entitled to a lump-sum cash benefit based on a percentage of the Executive’s pay (the “Replacement Ratio SERP Benefit” or the “Benefit”). Subject to the provisions of Sections 13(d), 17(b), 18, and 19(g) below, the Benefit shall be fully vested as of the Effective Date and shall be paid by WellPoint in a single lump sum on the date that the Executive’s employment with the Company terminates (the “Termination Date”). The Benefit shall equal the excess of (a) below over (b) below, but in no event be less than the amount specified in (c) below where:

(a) Is the lump-sum actuarial equivalent, as of the Termination Date, of a single life annuity (for the actuarially expected life of the Executive as of the day before the Termination Date) that is paid in equal monthly installments beginning on the Termination Date (a “Single Life Annuity”), in an annual amount equal to fifty percent (50%) of the Executive’s average Annual Pay (as determined below) for the three (3)

consecutive calendar years of his final ten (10) calendar years of employment with WellPoint for which his Annual Pay from WellPoint (and its predecessors) was the highest (such average being his “Final Average Pay”). The Executive’s lump-sum benefit under the preceding sentence shall be increased by seven and one-half percent (7.5%) per year (with interpolation for partial years) for the period that elapses between December 31, 2005, and the earlier of December 31, 2010, and the Termination Date, with the percentage of Final Average Pay on which the Benefit is based accordingly in no event being larger than 68.75%.

(b) Is an amount equal to the sum of the following:

(i) The Executive’s “Cash Balance Account Balance” (his “Account Balance”) under the Anthem Cash Balance Pension Plan (the “Cash Balance Plan”) as of the Termination Date (or, if payment(s) have been made to, or for the benefit of, the Executive from his Account Balance prior to the Termination Date, then the Account Balance that would have existed on the Termination Date had no such prior payment(s) been made); plus

(ii) The Executive’s benefit under the WellPoint (formerly Anthem) Supplemental Executive Retirement Plan (the “WellPoint SERP”) as of the Termination Date, expressed as a lump-sum.

(c) Is the lump sum amount to which the Executive would have been entitled under Section 5(b) of that certain Employment Agreement between the Executive and WellPoint (then known as Anthem Insurance Companies, Inc.) dated as of October 22, 1999 (the “Prior Employment Agreement”) if the Executive’s employment had terminated on December 31, 2005, increased by seven and one-half percent (7.5%) per year (compounded annually, with interpolation for partial years) for the period (if any) that elapses between December 31, 2005, and the Termination Date (this benefit referred to as the “Floor SERP”).

For purposes of this Section 6, the Executive’s “Annual Pay” for a calendar year shall include the Executive’s Salary paid in each applicable calendar year (including amounts deferred from such year into any subsequent calendar year pursuant to any election made by the Executive under any applicable Company deferral plan, program or arrangement) and shall also include the amount of the actual award of cash annual incentive pursuant to Section 4(b) (or pursuant to corresponding provisions of the Prior Employment Agreement or any future employment agreement) paid in the calendar year or scheduled for payment in the calendar year (for purposes of this Agreement, the “Annual Incentive”). For this purpose, the Annual Incentive for a year shall include (i) payments which would have been paid during the applicable calendar year but for a deferral election made by the Executive under any applicable Company deferral plan, program or arrangement, and (ii) payments of Annual Incentive normally to be paid in the applicable calendar year but paid for any reason in a prior year, but shall not include (iii) deferred amounts actually paid in the calendar year pursuant to deferral elections made in earlier calendar years or (iv) payments of Annual Incentive normally to be paid in a future year but paid for any reason in another year. In no event will a payment of Salary or Annual Incentive be credited for purposes of this Section 6 in more than one year; and in no event will more than 12 months of Salary nor more than one Annual Incentive be credited in any one year.

Actuarial equivalence under this Section 6 shall be determined in accordance with Section 2.5(b)(vi) of the Cash Balance Plan (or any successor to such provision) (disregarding, for this purpose only, (x) any amendment to the Cash Balance Plan after the Effective Date whose effect is to reduce the Benefit paid to the Executive, and (y) any change (up or down) in the mortality assumptions in such section or in the 30-year Treasury rate interest assumption from that specified by the Commissioner of the Internal Revenue Service for November 2005. The balances referred in clause (b)(i) above, and the benefit referred to in clause (b)(ii) above, shall be determined after disregarding the effect of any contributions the Executive (as distinguished from the Company) may have himself made.

7. Benefits.    In addition to the payments and benefits described in Sections 4, 5 and 6 of this Agreement the Executive shall:

(a) be entitled to participate, during the Term, in all fringe benefits, perquisites, paid time off programs, incentive plans, and retirement programs, both tax-qualified and non-qualified (including, without limitation, the DEC program), that may be provided to WellPoint senior executives generally, in accordance with the provisions of any such programs or plans; provided, however, that the Executive shall not be entitled to participate in (x) any plan providing severance benefits (except as provided in Section 9 for certain terminations of employment after expiration of the Term), or (y) any supplemental executive retirement plan providing benefits of the type provided under Section 6 (other than the WellPoint SERP referred to in Section 6(b)(ii));

(b) be entitled to participate, during the Term, in any life, disability or other similar insurance plans and programs, medical and dental plans and programs, and or other employee welfare benefit plans and programs that may be provided to WellPoint senior executives generally, in accordance with the provisions of such plans and programs; and

(c) be entitled, for himself and his eligible dependents, to post-retirement medical, hospital and health coverage equivalent to the coverage under the plan that is provided by WellPoint for its retired key executives from time to time but with post-retirement eligibility determined in accordance with the provisions of such plan as in effect on October 22, 1999, and subject to the payment of whatever contribution such plan requires other similarly-situated retirees to pay for such coverage; provided, however, that (i) if WellPoint terminates the Executive’s employment for Cause, then the post-retirement medical coverage of the Executive shall be forfeited; and (ii) if the Executive willfully and materially breaches the covenants in Section 19 (other than Section 19(b)), then participation in such post-retirement medical coverage shall forthwith cease, for which purpose a breach shall be deemed willful if such breach remains uncured, to the extent curable, ten (10) days after the Executive receives written notice of such breach from WellPoint; and further provided, however, that if the Executive is receiving continued medical, hospital and health coverage under Section 14(e), the post-retirement medical hospital and health coverage under this Section 7(c) shall commence upon expiration of coverage under Section 14(e).

8. Business Expenses.    WellPoint shall, in accordance with and to the extent of its policies applicable to executive officers of WellPoint generally, pay all business expenses reasonably incurred by the Executive in performing his duties under this Agreement. The Executive shall account promptly for all such business expenses in the manner prescribed by WellPoint and shall submit, on request, all records necessary to confirm the business purpose for such expenses in accordance with WellPoint’s expense reimbursement policies. The Executive shall be entitled during the Term to the use of corporate aircraft in accordance with corporate policies.

9. Termination of the Term.    The Term shall terminate upon the occurrence of any of the following:

(a) the death of the Executive;

(b) the Executive becoming entitled to receive long-term disability benefits under the long-term disability plan or program of the Company that applies to him (“Disability”);

(c) the termination of his employment by the Executive for Good Reason (as defined and determined below);

(d) the termination of his employment by WellPoint for Cause (as defined and determined below);

(e) the termination of his employment by WellPoint, other than for Cause or in a Retirement;

(f) the termination of his employment upon a Retirement (as defined below); and

(g) upon expiration of the Term pursuant to a Non-extension Notice given by either Party.

If the Term is terminated pursuant to a Non-extension Notice but for any reason the Executive continues as an employee of WellPoint following such expiration of the Term, such employment shall be employment at will, provided, however, that:

(i) the Executive shall remain subject to the obligations of Section 19 through 22 (relating to noncompetition and related matters) during such at will employment and after the termination thereof to the extent set forth in those Sections;

(ii) the Executive and WellPoint shall remain subject to the obligations of Sections 26, 28, and 30 (relating to governing law, arbitration and jury trials) during such at will employment and after the termination thereof to the extent set forth in those Sections;

(iii) upon any termination of such at will employment the Executive shall be entitled to payment of the Accrued Obligations (as defined in Section

10(a)) and to any payments and benefits due under any Company Arrangement (as defined in Section 10(b));

(iv) upon termination of such at will employment by the Executive for any reason, the Executive shall be entitled to the Replacement Ratio SERP Benefit under Section 6 and to post-retirement medical coverage under Section 7(c); and

(v) during such employment after the end of the Term and upon termination of such at will employment by WellPoint for any reason other than for Cause, the Executive shall be entitled (in addition to the post-termination benefits described in clauses (iii) and (iv)) to:

(A) notwithstanding clause (x) of Section 7(a), severance benefits under the applicable terms of any applicable Company Arrangement; and

(B) the protections and benefits provided in Section 23 (relating to certain additional payments), Section 29 (relating to interest on late payments), Section 33 (relating to indemnification and advancement) and Sections 24 through 26 and Sections 34 through 39 (relating to miscellaneous issues).

The term “Good Reason” shall mean (i) a reduction in the Executive’s Salary, or Target Annual Incentive or the failure to grant to the Executive an annual equity incentive grant consistent with Section 5, (ii) a reduction in Executive’s benefits below the level of other WellPoint senior executives, (iii) a material diminution in Executive’s authorities, responsibilities, status, offices or titles, provided, however, that the appointment of a Lead Director for the Board shall not be deemed to be a diminution under this clause, (iv) a change in the Executive’s reporting relationship from direct supervision by the Board, (v) an assignment to the Executive of duties inconsistent with his positions or of authorities materially less than those that exist as of the Effective Date or are required by Section 3, (vi) an assignment to a principal business location outside of the greater Indianapolis area or the imposition of business travel obligations substantially greater than the Executive’s business travel obligations as of the Effective Date, (vii) failure of any successor to WellPoint, or to substantially all of WellPoint’s business and assets, to promptly assume and continue the Company’s obligations under this Agreement; or (viii) any other material breach of this Agreement by the Company. In order for a termination of his employment by the Executive for “Good Reason” to be effective, the Executive must give to WellPoint, directed to the attention of the Chairman of the Compensation Committee of the Board, at least sixty (60) calendar days advance written notice of his intent to terminate his employment for “Good Reason” specifying the events that constitute “Good Reason” and such written notice must be received by WellPoint no more than one hundred eighty (180) calendar days after the Executive learns of such events. Once written notice is received by WellPoint, WellPoint shall have thirty (30) calendar days within which to cure or remedy the events giving rise to the Executive’s notice. If the events specified in such notice are fully and timely cured or remedied to the extent curable, there shall be no “Good Reason” for the Executive terminating his employment on the basis of those events, and the Executive shall not be entitled to the payments set forth in Section 14 on the basis of those events. If the event specified in such notice are not fully and timely cured or remedied, “Good Reason” shall not exist on the basis of those events unless the Executive terminates his employment within sixty (60) days after the end of the applicable thirty (30) day cure period.

The term “Cause” shall mean that the Executive (i) has been convicted of a felony, (ii) has engaged in an activity which, if the subject of a criminal prosecution, would result in conviction of a felony involving dishonesty or fraud, or (iii) has willfully engaged in gross misconduct materially damaging or materially detrimental to the Company. In order to be effective, the Board must give the Executive at least sixty (60) calendar days advance written notice of its intent to terminate his employment for “Cause” specifying the events that the Board believes constitute Cause; such notice must be received by the Executive no more than one hundred eighty (180) calendar days after the Board learns of such events; and the termination for Cause must be pursuant to a resolution adopted at a meeting of the Board by the affirmative vote of a majority of the directors then in office (excluding any director whom the Board reasonably determines was a party to the events that the Board determines to constitute Cause), which resolution specifies the specific grounds on which the termination for Cause is based, and which grounds must have been set forth in the original Cause notice. For the purpose of determining the Executive’s entitlements and obligations under any Company Arrangement, no termination of his employment prior to the end of the then-scheduled Term shall be treated as having been for “cause” (or its equivalents) unless it is for Cause as defined in (and determined under) this paragraph. A termination of the Executive’s employment with WellPoint by either the Executive or WellPoint for any reason shall be deemed to be a termination by WellPoint for Cause if “Cause” (as defined and determined above, including without limitation providing written notice specifying the events giving rise to Cause within 180 days of the Board learning of such event or events and having the requisite Board vote to determined Cause) exists at the time of such termination, and Section 13 (rather than Section 10, 11, 12 or 14) shall apply to such termination.

The term “Retirement” shall mean (i) any termination of the Executive’s employment by either Party (including upon expiration of the Term by reason of a Non-extension Notice given by either Party) that is effective on or after the date the Executive attains age sixty-two (62), other than a termination of his employment by WellPoint for Cause; (ii) any termination of the Executive’s employment that is mutually agreed by the Executive and the Board (or its Compensation Committee) to be a Retirement; (iii) any termination of his employment by the Executive pursuant to a Non-extension Notice given by the Executive to the Company at least one year prior to the Termination Date; or (iv) any termination of his employment by the Executive, on at least six months’ notice to the Company, that the Executive determines to be required by his personal or family circumstances.

The term “Pro-Rata Annual Bonus” shall mean an amount equal to the Annual Incentive for the year in which the Executive’s employment terminates determined as if he had remained fully employed through the payment date for such annual incentive times a fraction, the numerator of which is the number of days that elapsed in such year through the Termination Date and the denominator of which is 365.

The term “Office Support Stipend” shall mean an amount equal to $95,000 per year for the two-year period following the Termination Date (payable not less frequently than quarterly) for office and secretarial support, provided that the Executive has maintained an office with secretarial support during such period preceding each quarterly payment.

In the event of any termination of the Term or of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate any obligation of the Company under this Agreement or otherwise, and there shall be no offset against amounts or benefits due the Executive, under this Agreement or otherwise, on account of any remuneration or other benefit earned or received by the Executive after such termination, except that post-termination or post-retirement medical, hospital and health coverage under Section 7(c) or 14(e) shall be secondary to any medical, hospital and health coverage to which the Executive (and his eligible dependents) becomes eligible under a plan of a subsequent employer.

10. Death.    In the event the Executive’s employment terminates by reason of his death, WellPoint shall have no further obligations or liabilities under this Agreement except that it shall pay or provide the following benefits to the Executive’s estate, legal representatives or beneficiary(ies) as designated or determined under Sections 25 and 36 below, subject to the terms of Sections 17(b) and 18 below:

(a) Any unpaid Salary for the period prior to the Termination Date, any earned but unpaid Annual Incentive for years ended before the Termination Date, any reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Termination Date, and accrued vacation pay to the extent payment is required by applicable law (collectively, the “Accrued Obligations”);

(b) Any other payment or benefit to which the Executive (or his beneficiaries) is entitled pursuant to the applicable terms of any applicable Company plan, program, corporate governance document, agreement or arrangement (including, without limitation, the terms of Section 7(c) above, of Sections 23, 31 and 33, below, and of any deferred compensation, life or disability insurance, 401(k), or similar plans or programs in which the Executive participates and pursuant to any equity or long-term incentive plan or award agreements) (collectively, “Company Arrangements”);

(c) The Replacement Ratio SERP Benefit, determined on the basis of the Executive’s actuarial life expectancy immediately before his death, and paid as provided in Section 6;

(d) Treatment of “Equity” (as defined in Section 15) in accordance with Section 15; and

(e) A Pro-Rata Annual Bonus.

11. Disability.    In the event the Executive’s employment terminates upon his Disability, WellPoint shall have no further obligations or liabilities under this Agreement except that WellPoint shall pay or provide to the Executive the following benefits, subject to the terms of Sections 17(b) and 18 below:

(a) The Accrued Obligations, and payments and benefits due under any Company Arrangement;

(b) The Replacement Ratio SERP Benefit determined and paid as provided under Section 6;

(c) Treatment of Equity as described in Section 15; and

(d) A Pro-Rata Annual Bonus.

12. Retirement.    In the event that the Executive’s employment terminates upon a Retirement, WellPoint shall have no further obligations or liabilities under this Agreement except that it shall pay or provide to the Executive the following benefits, subject to the terms of Sections 17(b) and 18 below:

(a) The Accrued Obligations, and payments and benefits due under any Company Arrangement;

(b) The Replacement Ratio SERP Benefit, determined and paid as provided in Section 6;

(c) Treatment of Equity as described in Section 15;

(d) A Pro-Rata Annual Bonus; and

(e) The Office Support Stipend.

If a Retirement is scheduled to occur by reason of a Non-extension Notice or by approval of the Board, the provisions of Section 10, 11, 13 or 14 (as applicable) shall govern instead of this Section 12 in the event of the Executive’s death or disability or termination by WellPoint of the Executive for Cause, or termination of employment by the Executive for Good Reason, prior to the date of Retirement.

13. WellPoint-Initiated For Cause.    In the event that WellPoint terminates Executive’s employment for Cause:

(a) WellPoint shall have no further obligations or liabilities to the Executive under this Agreement except for the Accrued Obligations and payments and benefits due under any Company Arrangement and payment of the Replacement Ratio SERP Benefit determined and paid as provided under Section 6 (except as otherwise provided in Section 13(d) hereof);

(b) Equity consisting of stock options that have not been exercised prior to the Termination Date and restricted stock that has not vested prior to the Termination Date shall be forfeited;

(c) The Executive shall forfeit Executive’s rights to post-retirement medical coverage under Section 7(c); and

(d) The Executive shall forfeit the Executive’s rights to that portion of the Replacement Ratio SERP Benefit equal to the excess (if any) of (i) the entire Benefit, over (ii) the Floor SERP; provided that in the case of the last sentence of the definition of “Cause” this clause (d) shall only apply if the Board makes a determination that Cause existed at the time of termination of the Executive’s employment prior to the third anniversary of the Termination Date.

14. Termination by WellPoint (Other Than For Cause or in a Retirement) or by the Executive for Good Reason.    In the event the Executive’s employment is terminated by WellPoint (other than for Cause or in a Retirement) or is terminated by the Executive for Good Reason, WellPoint shall have no further obligations or liabilities under this Agreement except that WellPoint shall pay or provide to the Executive the following benefits, subject to the terms of Section 18 below:

(a) The Accrued Obligations, and payments and benefits due under any Company Arrangement;

(b) The Replacement Ratio SERP Benefit, determined and paid as provided in Section 6;

(c) Treatment of Equity as described in Section 15;

(d) An amount equal to three (3) times the sum of (A) the Executive’s Salary, plus (B) the Executive’s Target Annual Incentive, in each case as in effect on the Termination Date in accordance with this Agreement, paid in periodic installments in accordance with WellPoint’s normal payroll practices for the salary of senior executives as they may exist from time to time over the period beginning on the Termination Date (subject, for avoidance of doubt, to Section 17(b)) and ending on the third anniversary of such date;

(e) Continued coverage of the Executive and his eligible dependents in all employee health, medical, hospital and life insurance plans, programs or arrangements (including but not limited to all group health, vision, dental, prescription drug, and life insurance, but not including travel accident insurance or disability income replacement plans) in which the Executive and/or his eligible dependents participated immediately prior to the Termination Date (disregarding any termination of the Executive’s participation in such plans which constitutes Good Reason), as from time to time in effect, over the period beginning on the Termination Date and ending on the third anniversary of such date, at a cost to the Executive not exceeding the employee premiums or other employee contributions applicable to WellPoint’s actively employed senior executives generally for coverage under each such respective plan and on the same terms and conditions generally applicable to WellPoint’s actively employed senior executives;

(f) A Pro-Rata Annual Bonus; and

(g) The Office Support Stipend.

15. Equity Treatment.

(a) In the event the Executive’s employment with the Company terminates in a termination governed by Section 10, 11, 12 or 14 (relating, respectively, to death, Disability, Retirement and termination without Cause or for Good Reason), then in addition to the other benefits described in Sections 10, 11, 12 and 14 (as applicable), the Executive shall be entitled to:

(i) Full vesting, and immediate exercisability and non-forfeitability, in each case as of the Termination Date and subject only to the provisions of Sections 15(b), 18 and 19(g) below, for all outstanding stock options, stock appreciation rights, restricted stock, performance shares, and other equity awards (“Equity”) granted to the Executive at any time prior to the calendar year in which the Termination Date occurs, with all vested shares being freely transferable as of the Termination Date (or, to the extent that the vesting or exercisability of an Equity award is conditioned on returning, and not revoking, a release pursuant to Section 18, the date that such release becomes irrevocable), without contractual or similar restrictions, except to the extent otherwise provided in Section 15(b) below or required by law;

(ii) Full vesting, and immediate exercisability and non-forfeitability, in each case as of the Termination Date and subject only to the provisions of Sections 15(b), 18 and 19(g) below, for all Equity granted to the Executive in the year in which the Termination Date occurs as part of his annual incentive pursuant to Section 4(b) for performance during the calendar year prior to the calendar year in which the Termination Date occurs, with all vested shares being freely transferable as of the Termination Date (or, to the extent that the vesting or exercisability of an Equity award is conditioned on returning, and not revoking, a release pursuant to Section 18, the date that such release becomes irrevocable), without contractual or similar restrictions, except to the extent otherwise provided in Section 15(b) below or required by law; and

(iii) Unless greater vesting or exercisability is provided under the Company Arrangements that would apply in the absence of this Agreement, full vesting and immediate exercisability, in each case as of the Termination Date and subject only to the provisions of Sections 15(b), 18 and 19(g) below, for a fraction of each Equity award granted to the Executive in the calendar year in which the Termination Date occurs, the numerator of which is the number of days in such year through the Termination Date and the denominator of which is 365, with all vested shares being freely transferable as of the Termination Date (or, to the extent that the vesting or exercisability of an Equity award is conditioned on returning, and not revoking, a release pursuant to Section 18, the date that such release becomes irrevocable), without contractual or similar restrictions, except to the extent otherwise provided in Section 15(b) below or required by law; provided that, in the case of awards for the calendar year of termination required under Section 5 that have not yet been granted as of the Termination Date, the benefit shall instead be a prompt cash payment equal to one hundred and fifty percent (150%) of his annualized Salary on the Termination Date for the year of termination multiplied by such fraction.

(iv) Each stock option, stock appreciation right, and analogous Equity award that was granted to the Executive at any time, and is outstanding as of the Termination Date, shall remain exercisable for the maximum period provided under the applicable terms of the applicable Company Arrangements; provided that in the case of death, Disability, a termination without Cause or for Good Reason or a Retirement, any such Equity award granted to the Executive on or after the Effective Date shall remain outstanding at least through the earlier of (x) the fifth anniversary of the Termination Date and (y) the expiration of its maximum stated term.

(b) In the event that the Executive’s employment with the Company terminates in a termination governed by Section 12 (relating to Retirement), then in addition to the other benefits described in Section 12, (i) any Equity award that consists of stock options, stock appreciation rights, or the like shall become exercisable only on the date(s) that would have applied under the Company Arrangements that would have governed such award in the absence of this Agreement, with such Company Arrangements applied as if the Executive’s employment had continued indefinitely, and (ii) any Equity award, other than those covered in clause (i) of this Section 15(b), shall become freely transferable only on the date(s) that would have applied under the Company Arrangements that would have governed such award in the absence of this Agreement, with such Company Arrangements applied as if the Executive’s employment had continued indefinitely.

(c) To the extent that any Equity award vests for tax purposes, but remains effectively non-transferable pursuant to Section 15(b)(ii) or otherwise, then (x) a sufficient number of shares shall be withheld by WellPoint to satisfy all income and other tax withholding obligations relating thereto (based on the fair market value of the shares as of the date of vesting) and (y) a sufficient number of additional shares that are subject to transfer restrictions shall be released from such restrictions so that the Executive may, by selling such shares, generate cash (based on the fair market value of the shares as of the date of vesting) equivalent to all income and other taxes that are incurred by him in connection with such vesting and that are not satisfied through withholding.

(d) Nothing in this Section 15 shall be construed to require WellPoint to register any shares or other securities under the Securities Act of 1933 or take any other action to eliminate any restriction on transfer imposed by applicable law.

16. Modifications to Benefits Upon Certain Terminations In Connection With Change in Control.    In the event the Executive’s employment is terminated in a termination governed by Section 14, and such termination occurs either within three years before, or within two years after, a “Change in Control” (as defined below), the amount due (if any) under Section 14(d) (or the remaining balance of such amount if the termination of employment occurred before the Change in Control occurred) shall be paid in a single lump sum (without discount and subject to Section 17(b)) within ten (10) days after the later of the Termination Date and the date of the pertinent Change in Control.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events with respect to WellPoint (excluding, however, any such event arising out the merger between WellPoint (then known as Anthem, Inc.) and WellPoint Health Networks, Inc. effective November 30, 2004):

(a) any person (as such term is used in Rule 13d-5 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or group (as such term is defined in Section 13(d) of the Exchange Act), other than a subsidiary of WellPoint or any employee benefit plan (or any related trust) of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the common stock of WellPoint (“Common Stock”) or of other voting securities representing 20% or more of the combined voting power of all voting securities WellPoint; provided, however, that:

(i) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the common stock of such corporation and the combined voting power of the voting securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such acquisition, in substantially the same proportion as their ownership of the Common Stock and other voting securities of WellPoint immediately before such acquisition;

(ii) once a Change in Control occurs under this subsection (a), the occurrence of the next Change in Control (if any) under this subsection (a) shall be determined by reference to a person or group other than the person or group whose acquisition of beneficial ownership created such prior Change in Control unless the original person or group has in the meantime ceased to own 20% or more of the Common Stock or other voting securities representing 20% or more of the combined voting power of all voting securities of WellPoint; or

(b) within any period of thirty-six (36) or fewer consecutive months individuals who, as of the first day of such period were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of the Board; provided, however, that

(i) any individual who becomes a member of the Board after the first day of such period whose nomination for election to the Board was approved by a vote or written consent of at least 75% of the members of the Board who are then Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of WellPoint (as such terms are used in Rule 14a-11 of the SEC under the Exchange Act); and

(ii) once a Change in Control occurs under this subsection (b), the occurrence of the next Change in Control (if any) under this subsection (b) shall be determined by reference to a period of thirty six (36) or fewer consecutive months beginning not earlier than the date immediately after the date of such prior Change in Control; or

(c) closing of a transaction which is any of the following:

(i) a merger, reorganization or consolidation of WellPoint (“Merger”), after which (A) the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such Merger do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the corporation resulting from such Merger, in substantially the same proportion as their ownership of the Common Stock and other voting securities of WellPoint immediately before such Merger;

(ii) a Merger after which individuals who were members of the Board immediately before the Merger do not comprise a majority of the members of the board of directors of the corporation resulting from such Merger;

(iii) a sale or other disposition by WellPoint of all or substantially all of the assets owned by it (a “Sale”) after which (A) the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such Sale do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the transferee of substantially all of WellPoint’s assets in such Sale in substantially the same proportion as their ownership of the Common Stock and other voting securities of WellPoint immediately before such Sale;

(iv) a Sale after which individuals who were members of the Board immediately before the Sale do not comprise a majority of the members of the board of directors of the transferee corporation that acquired substantially all of WellPoint’s assets; or

(v) a liquidation of WellPoint.

17. Payment of Compensation and Benefits Described in Sections 9 through 16.    The compensation and benefits specified in Sections 9 through 16 shall be paid as follows:

(a) Any Accrued Obligation shall be paid or provided within ten (10) days following the Termination Date, or within 10 days’ following such later date as it first becomes due and owing. Any payment or benefit under any Company Arrangement shall be paid or provided within ten (10) days following the date it first becomes due and owing. Subject in all events to the provisions of Section 18 below, any Pro-Rata Annual Bonus shall be paid not later than the date on which payment of the annual incentive bonus for such year is paid to other WellPoint senior executives generally; but in no event later than March 15th of the year following the applicable performance period. All other amounts and benefits specified in Sections 9 through 16 shall be paid or provided as specified therein.

(b) Notwithstanding anything in this Agreement or elsewhere to the contrary:

(i) If payment or provision of any amount or other benefit at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then such payment or benefit shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax, at which time it shall be paid or provided with interest for the period of delay, compounded annually (with interpolation for partial years), at the prime lending rate as published in The Wall Street Journal and in effect as of the date the payment or benefit should otherwise have been provided; which for the avoidance of doubt in the case of any payment pursuant to Section 16 shall mean that such payment shall be paid, to the extent possible, in accordance with Section 14(d).

(ii) If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either Party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the Parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either Party.

18. Execution of Release.    As a condition precedent to receiving any payment or benefit (other than the Accrued Obligations) pursuant to Sections 10, 11, 12, 14 or 15 above, the Executive (or in the event of the Executive’s death, the executor(s) of his estate) shall first execute, deliver to WellPoint not later than sixty (60) days after the Termination Date (or in the event of the Executive’s death, not later than the earlier of one hundred fifty (150) days after the date of his death and March 1 of the calendar year following the year of his death), and not timely revoke, a Release in substantially the form attached as Attachment A to this Agreement.

19. Restrictive Covenants.

(a) Confidentiality.

(i) The Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). The Executive expressly acknowledges and agrees that by virtue of his employment with the Company, the Executive will have access and will use in the course of the Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the

Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that the Executive establishes by clear and convincing evidence, is or may become known to the Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) The Executive agrees that he will not for himself or for any other person or entity, directly or indirectly, without the prior written consent of WellPoint, and except as reasonably related to his performing services for the Company, while employed by the Company and thereafter: (i) use Confidential Information for the benefit of any person or entity other than the Company; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information; or (iii) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, the Executive shall return to WellPoint all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information. Further, to the extent that any Confidential Information is held by an arbitrator or court of competent jurisdiction not to be a trade secret within the meaning of the Trade Secrets Act, the prohibition against using or disclosing such information shall expire one (1) year after the Termination Date.

(b) Disclosure and Assignment of Inventions and Improvements.

(i) The Executive’s duties under this Agreement include the consideration, or direct or indirect supervision of employees who consider, in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved. In the event the Executive knowingly, alone or with others, makes, discovers, creates or conceives in the course of the Executive’s employment with the Company any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively, and including any improvement in any of the foregoing made within one year after the Termination Date, called “Work Product”), promptly upon reasonable request by the Board’s Compensation Committee or by WellPoint’s General Counsel, the Executive shall promptly give such Compensation Committee or such General Counsel (or their designee) full details of such Work Product. The Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, the Executive acknowledges that it is created within the scope of the Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, the Executive hereby assigns to WellPoint all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), the Executive hereby assigns to WellPoint all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to any Invention that the Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(A) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(B) result from any work performed by the Executive for the Company.

Execution of this Agreement constitutes the Executive’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(ii) The Executive shall sign such further documents as the General Counsel of WellPoint may reasonably request to carry out the purposes of this Section 19(b).

(c) Non-Competition.    During the Term, and during any period in which the Executive is employed by the Company after the Term, and for a period of two (2) years after the Termination Date, the Executive will not personally, without the prior written consent of WellPoint, directly or indirectly (through aid or assistance to others) seek or obtain a Competitive Position in a Restricted Territory performing Restricted Activity with a Competitor, as those terms are defined herein.

(i) “Competitive Position” means any employment or performance of services with a Competitor (x) in which the Executive has duties for such Competitor that are the same or similar to those services performed by the Executive for the Company, or (y) in which Executive will use any Confidential Information of the Company.

(ii) “Restricted Territory” means any geographic area in which the Company does business.

(iii) “Restricted Activity” means any activity for which the Executive had executive responsibility for the Company within the thirty-six (36) months prior to the Termination Date or about which the Executive had Confidential Information.

(iv) “Competitor” means any entity or individual (other than the Company), engaged in management of network based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life and disability life insurance, behavioral health, vision, flexible spending accounts and COBRA administration or other product or services substantially the same or similar to those offered by the Company while the Executive was employed, or other products or services offered by the Company within twelve (12) months of the Termination Date if the Executive had responsibility for, or Confidential Information about, such other products or services while the Executive was employed by the Company.

(d) Non-Solicitation of Customers.    During the Term, and during any period in which the Executive is employed by the Company after the Term, and for a period of two (2) years after the Termination Date, Executive will not personally, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly (through aid or assistance to others), for a Competitor of the Company as defined in Section 19(c)(iv) above: (i) solicit business from any client or account of the Company with which the Executive had contact, or responsibility for, or about which the Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, or (ii) solicit business from any client or account which was pursued by the Company and with which the Executive had contact, or responsibility for, or about which the Executive had knowledge of Confidential Information by reason of the Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company shall not be considered a client or account subject to this restriction.

(e) Non-Solicitation of Employees.    During the Term, and during any period in which the Executive is employed by the Company after the Term, and a period of two (2) years after the Termination Date, the Executive will not personally, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly (through aid or assistance to others) solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company-affiliated entity, any person who on, or during the six (6) months immediately preceding, the date of such solicitation or hire to the Executive’s knowledge (x) is or was an officer or employee of the Company, or (y) is or was being actively recruited by the Company for a senior management position while the Executive was employed by the Company.

(f) Non-Disparagement.    Each Party agrees that such Party will not, nor will such Party cause or assist any other person to, make any statement to a third party, or take any action (other than statements or actions in the performance of the Executive’s duties under this Agreement) that is intended to disparage or harm (or should reasonably be expected to have the effect of disparaging or harming) the other Party or, in the case of WellPoint, any of WellPoint’s directors, employees, officers and managers.

(g) Return of Consideration.

(i) If at any time the Executive willfully and materially breaches any of the covenants in this Section 19 (other than Section 19(b)) then, to the extent described in clauses (iv) and (v) of this Section 19(g): (1) WellPoint shall cease to pay any amount otherwise due under Section 14(d) and the Executive shall repay to WellPoint all amounts received under Section 14(d) (if any); (2) the Executive shall forfeit any unexercised stock options under any Designated Plan (defined below); (3) the Executive shall forfeit any restricted stock or other equity award made under any Designated Plan and outstanding on the date of breach; (4) the Executive shall forfeit and repay any gain realized by the Executive within the 24 months prior to such breach from any equity compensation award under any Designated Plan (including but not limited to the exercise of any stock option or the sale of any formerly restricted stock within such period regardless whether the equity award was made within such period); and (5) the Executive shall forfeit and repay to WellPoint the Replacement Ratio SERP Benefit to the extent provided for in Section 19(g)(v). A breach of the covenants of this Section 19 shall be deemed willful if such breach remains uncured to the extent curable after the Executive receives ten (10) days written notice of such breach from WellPoint (or in the case of the covenants described in Section 19(c), if the Executive has not completely ceased the activity constituting such breach within ten (10) days after the Executive receives written notice of such breach from WellPoint) and shall be deemed material if such breach is material whether or not the breach causes material financial harm to the Company. Any amount forfeited, or required to be repaid, pursuant to this Section 19(g) shall be paid by the Executive to WellPoint, upon written notice from the Compensation Committee of the Board, as promptly as reasonably possible but in no event later than 90 days after such notice, with interest from the date of initial receipt, exercise or vesting at the prime rate (as published in The Wall Street Journal) in effect as of such date plus two (2) percentage points; or, if less, then the maximum interest rate permitted by law.

(ii) Any repayment to be made under Section 19(g)(i) shall be made on a gross basis, without reduction for any taxes incurred. The gain described in Section 19(g)(i)(4) shall be determined as of the date of the realization event, and without regard to any subsequent change in the fair market value of a share of Common Stock. The Company shall have the right to offset any amounts due under Section 19(g)(i) against any amounts otherwise owed to the Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

(iii) For purposes of this Section 19, a “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan of the Company under which Executive has received any benefit.

(iv) The provisions of Section 19(g)(i) shall apply to a breach of the covenants in Sections 19(a) (relating to confidentiality), 19(d) (relating to non-solicitation of customers), 19(e) (relating to non-solicitation of employees) and 19(f) (relating to non-disparagement) only if such breach is reasonably likely to result in significant financial or reputational harm to the Company.

(v) The amount to be repaid or forfeited under Section 19(g)(i)(2), (3), (4) and (5) in the event of a breach of the covenants in this Section 19 shall be limited to:

(A) Unexercised stock options, outstanding restricted stock or other Equity awards, and gain realized from such options, restricted stock or other Equity awards, only with respect to Equity awards granted after the Effective Date; and

(B) A portion of the Replacement Ratio SERP Benefit equal to the excess (if any) of (x) the entire Benefit, over (y) the Floor SERP; provided that this clause (B) shall no longer apply on or after the third anniversary of the Termination Date.

(h) Equitable Relief and Other Remedies—Construction.

(i) The Executive acknowledges that each of the provisions of Section 19 and of Section 20 are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in the Executive’s chosen business and are not an undue restraint on the trade of the Executive, or any of the public interests which may be involved.

(ii) The Executive agrees that the Company will be damaged by a violation of Section 19 or of Section 20 and the amount of such damage may be difficult to measure. The Executive agrees that if the Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 19 or Section 20, then WellPoint shall have the right, to the extent permitted by applicable law, to seek to obtain all appropriate injunctive relief from a court described in Section 27(b), without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy.

(i) Severability.    The Parties agree that the covenants contained in Section 19 and in Section 20 are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law.

(j) Miscellaneous.    The obligations contained in Section 19 and in Section 20 shall survive the expiration of the Term and the Executive’s employment with the Company, and shall be fully enforceable thereafter to the extent set forth therein. Nothing in this Agreement or elsewhere shall prevent any person or entity: from testifying truthfully, or from making truthful public disclosures, when required by law, subpoena, court order or the like (including, for the avoidance of doubt, the listing requirements of any exchange on which the common stock of WellPoint is traded); from making truthful statements (or making other disclosures) in confidence to an attorney for the purpose of seeking legal advice; from testifying truthfully (or from making other disclosures) in any proceeding governed by Sections 19(h)(ii) or 28 of this Agreement; or from enforcing its or his rights under this Agreement or otherwise. Nothing in this Agreement shall prohibit the Executive from copying, and retaining at all times: any document relating to his personal entitlements and obligations; his personal contacts on his personal rolodex; his personal correspondence files; and the like.

20. Cooperation.    During the Term and continuing through the second anniversary of the Termination Date, the Executive, upon reasonable request by the Board or its chairman: will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company; will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company; and will assist WellPoint in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of the Executive’s employment with the Company (or any predecessor); provided, in each case, that with respect to periods after the Termination Date, WellPoint shall reimburse the Executive for any out-of-pocket expenses (including, without limitation, attorneys fees) reasonably incurred in providing such assistance and that if after the Termination Date the Executive is required to provide more than fifty (50) hours of assistance in the aggregate after the Termination Date, then WellPoint shall pay the Executive a reasonable amount of money for his services at a rate agreed to between the Parties; and provided further that after the Termination Date such assistance shall not unreasonably interfere with the Executive’s business or personal obligations. The Executive agrees to promptly inform WellPoint if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. The Executive also agrees to promptly inform WellPoint (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not provide such assistance unless legally required.

21. Notification of Existence of Agreement.    In the event that the Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) that commences, or is scheduled to commence, at any time during the Term, or prior to the second anniversary of the Termination Date, the Executive shall promptly advise said other employer (or partnership) of the existence of this Agreement and shall promptly provide said employer (or partnership or service recipient) with a copy of this Agreement.

22. Notification of Subsequent Employment.    The Executive shall report promptly to WellPoint any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) that commences, or is scheduled to commence, prior to the second anniversary of the Termination Date.

23. Certain Additional Payments by the Company.

(a) Notwithstanding anything elsewhere to the contrary, in the event it shall be determined that any payment or distribution or benefit (“Payment’) made or provided by the Company to or for the benefit of the Executive whether pursuant to this Agreement or otherwise, and determined without regard to any additional payments required under this Section 23 would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then WellPoint shall pay to the Executive an additional payment (“Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto (but excluding any tax under Section 409A of the Code providing for 20% penalties and interest)) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment; provided, however that for purposes of determining WellPoint’s obligations under this Section 23, the Executive’s marginal tax rate applied in determination of the Gross-Up Payment shall not exceed eighty percent (80%) and if such marginal rate exceeds eighty percent (80%) then a marginal rate of eighty percent (80%) shall be applied.

(b) Subject to the provisions of Section 23(c), all determinations required to be made under this Section 23, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in the first instance by a nationally-recognized independent auditor (the “Accounting Firm”) selected by WellPoint, which shall provide detailed supporting calculations to both Parties within a reasonable period of time after being requested by either Party to do so. All fees and expenses of the Accounting Firm shall be borne solely by WellPoint. Any Gross-Up Payment, as determined pursuant to this Section 23, shall be paid by WellPoint to or for the benefit of the Executive within a reasonable period of time of the receipt of the Accounting Firm’s determination but in no event later than the date that the relevant Excise Tax payment is due to be made (through withholding or otherwise). Any determination by the Accounting Firm shall be binding upon the Parties, except as set forth below. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by WellPoint that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that WellPoint exhausts its remedies pursuant to Section 23(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by WellPoint to or for the benefit of the Executive.

(c) The Executive shall notify WellPoint in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by WellPoint of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise WellPoint of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to WellPoint (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If WellPoint notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give WellPoint any information reasonably requested by WellPoint relating to such claim;

(ii) take such action in connection with contesting such claims as WellPoint shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by WellPoint;

(iii) cooperate with WellPoint in good faith in order to effectively contest such claim; and

(iv) permit WellPoint to participate in any proceedings relating to such claim;

provided, however, that WellPoint shall bear, and promptly pay directly, all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 23(c), WellPoint shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as WellPoint shall determine; provided, however, that if WellPoint directs the Executive to pay such claim and sue for a refund, WellPoint shall pay the amount of such claim to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, WellPoint’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount from WellPoint pursuant to the next-to-last sentence of Section 23(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to WellPoint’s complying with the requirements of Section 23(c)) promptly pay to WellPoint the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of a payment from WellPoint pursuant to the next-to-last sentence of Section 23(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and WellPoint does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such payment shall not be required to be repaid and the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

24. Nonalienation of Benefits.    Except as may otherwise be required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, bankruptcy or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Notwithstanding the foregoing, the Executive’s rights to compensation and benefits may be transferred as provided in Section 25 below.

25. Beneficiary.    Any amounts payable after the death of the Executive under any Company Arrangement (including any plan referred to in this Agreement) shall be paid to the designated beneficiary, or if none the default beneficiary, determined in accordance with such Company Arrangement. Any other amounts payable pursuant to this Agreement after the death of the Executive shall be paid to one or more beneficiaries designated by the Executive in writing filed with the Company during his lifetime, which beneficiary or beneficiaries shall be subject to change from time to time in writing in like manner without the consent of any designated beneficiary. A beneficiary may be a trust, an individual or the Executive’s estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit or waives in writing his, her or its, claim to any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, her or it, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

26. Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without regard to its choice of law principles. The Parties expressly agree that it is appropriate for Indiana law to apply to: (i) the interpretation of the Agreement; (ii) any disputes arising out of this Agreement; (iii) any disputes arising out of the employment relationship of the Parties; and (iv) any and all other disputes between the Parties.

27. Choice of Forum.

(a) WellPoint’s principal place of business is in Indiana, and the Executive understands and acknowledges WellPoint’s desire and need to defend any litigation against it in Indiana. Accordingly, the Parties agree that any claim of any type brought in a court by the Executive against WellPoint must be maintained only in a court sitting in Marion County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.

(b) The Executive further understands and acknowledges that in the event WellPoint initiates litigation against the Executive pursuant to Section 19(h)(ii) or to enforce an arbitration award under Section 28, WellPoint may need to prosecute such litigation in the Executive’s forum state, in the State of Indiana, or in such other state where the Executive is subject to personal jurisdiction. Accordingly, the Parties agree that (subject to the provisions of Section 28) WellPoint may pursue any claim against the Executive pursuant to Section 19(h)(ii) or to enforce an arbitration award under Section 28 in any court in which the Executive is subject to personal jurisdiction. The Executive specifically consents to personal jurisdiction for any claim pursuant to Section 19(h)(ii) or to enforce an arbitration award under Section 28 in any court sitting in Marion County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.

28. Mandatory Arbitration.    The Executive (on behalf of himself and his beneficiaries) and WellPoint (on behalf of itself and the Company) agree that controversy or claim arising out of, or relating to this Agreement, or the breach thereof, or the Executive’s employment with the Company, or any termination of such employment, shall, except to the extent otherwise provided in Section 19(h)(ii) with respect to certain claims for injunctive relief, be settled by arbitration in Indianapolis, Indiana, in accordance with the American Arbitration Association’s Commercial Arbitration Rules as then in effect, before three (3) arbitrators who are licensed to practice law. The arbitrators shall apply the substantive law of Indiana or federal law, or both, as applicable to the dispute. Any award entered shall be final, binding and nonreviewable except on such limited grounds for review of arbitration awards as may be permitted by applicable law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

29. Interest on Late Payments.    In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually (with interpolation for partial years), equal to the prime lending rate as published in The Wall Street Journal and in effect as of the date the payment was first due.

30. Non-Jury Trials.    To the extent that the provisions of Section 28 above are found unenforceable, the Executive expressly waives any rights to a jury trial and agrees that any claim of any type made by him against the Company or its agents or executives (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

31. Legal Fees and Costs.

(a) WellPoint shall reimburse the Executive for reasonable attorneys’ or other professional fees and for any other reasonable expenses incurred by the Executive in negotiating this Agreement, up to a maximum of one hundred twenty-five thousand dollars ($125,000), plus an amount (the “Tax-Gross-Up Amount”) such that after payment of all income taxes on such reimbursement plus the Tax Gross-Up Amount Executive has after-tax funds remaining in the amount of such professional fees and expenses. Such reimbursement shall be made within thirty (30) days following presentation to WellPoint of appropriate invoices or other documentation for the amount of such fees and expenses.

(b) In the event that the Executive reasonably incurs any professional fees (including but not limited to arbitration expenses, attorneys’ fees and related costs) in protecting or enforcing rights arising under, or preserved by, this Agreement, WellPoint shall reimburse the Executive for such attorneys’ and other professional fees, and for any other reasonable expenses related thereto, provided that the Executive prevails in any material respect in protecting or enforcing such rights. Such reimbursement shall be made within thirty (30) days following the later of (i) final resolution of the dispute or occurrence giving rise to such fees and expenses and (ii) presentation to WellPoint of appropriate invoices or other documentation for the amount of such fees and expenses.

32. Right of Offset.    WellPoint may offset any actual debts owed to the Company by the Executive against any amounts, entitlements or benefits due the Executive under this Agreement or otherwise. Wellpoint may also offset any claims the Company may have against the Executive (excluding any claims (a) relating to negligent performance of his duties, (b) arising out of events in which the Executive had a good faith belief that his actions or omissions were in or not opposed to the best interests of the Company, or (c) arising out of events in which the Executive relied on or followed the advice of the Board, Company counsel or other professional advisors to the Company) against any amounts, entitlements or benefits due the Executive under this Agreement or otherwise but only to the extent of the actual damages incurred by the Company as a direct result of the events giving rise to such claims; provided that any such actual damages shall be determined after reducing such damages by the value of the payment and benefits forfeited, offset or repaid, as the case may be, by the Executive pursuant to Section 19(g).

33. Indemnification.    During the Term and continuing until the sixth anniversary of the Termination Date, WellPoint shall maintain directors’ and officers’ liability insurance for the Executive, providing coverage that is in no respect less favorable to the Executive than the coverage then being provided to any other present or former officer or director of WellPoint. During his employment and thereafter, and to the maximum extent permitted by law, the Executive shall be promptly indemnified against, and shall be entitled to prompt advancement of attorneys fees and other costs incurred in connection with, any and all claims, costs, expenses, judgments and/or liabilities arising out of, or in connection with, his employment by the Company or membership on the Board; provided that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under any indemnification insurance policy or the bylaws or charter of the Company or by agreement.

34. Notices.    Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and will be deemed to have been given when delivered in person (to the Executive if such notice is for the Executive) or five (5) days following sending by overnight courier or mailing by first class, certified or registered mail, postage prepaid, to the Executive at his home address on file with WellPoint, with a copy to Morrison Cohen LLP, 909 Third Avenue, New York, New York 10022, Attn: Robert M. Sedgwick, Esq., or to such other persons and addresses as the Executive shall have designated by notice given in accordance with this Section 34; or if to WellPoint or the Company, to the attention of WellPoint’s Corporate Secretary, at WellPoint’s principal place of business, 120 Monument Circle, Indianapolis, Indiana 46204, with a copy to Sonnenschein Nath & Rosenthal LLP, 8000 Sears Tower, Chicago, Illinois 60606, Attn: Roger C. Siske, Esq., or to such other persons and addresses as WellPoint shall have designated by notice given in accordance with this Section 34.

35. Headings.    The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

36. Successors and Assigns.    The rights and obligations of WellPoint under this Agreement shall inure to its benefit, and to the benefit of any successor to substantially all of its business and assets that has expressly agreed to assume WellPoint’s obligations hereunder. This Agreement, being personal to the Executive, cannot be assigned by the Executive except to the extent provided in Section 25 above. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, as appropriate, to refer to his beneficiaries, estate, executor(s), or other legal representative(s).

37. Waiver and Amendments, Etc.    Failure of either Party to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions or rights of such Party. Moreover, no modifications, amendments, extensions or waivers of this Agreement or any provisions hereof shall be binding upon either Party unless in writing that specifically identifies the terms or provisions of this Agreement that are being affected and that is signed by both Parties.

38. Complete Agreement.    This Agreement constitutes the entire employment agreement of the Parties concerning its specific subject matter and supersedes all prior employment agreements addressing the terms, conditions, and issues contained herein. Notwithstanding the foregoing, nothing in this Agreement affects any understanding between the Parties with respect to the Executive’s service credit as reflected in the Company’s records as of the Effective Date. In the event of any conflict between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a signed writing entered into on or after the Effective Date that specifies that Executive is waiving his right to have the provisions of this Agreement control over the provisions of such Company Arrangement. WellPoint represents that it is fully authorized, by action of the Board (and of any other person or body whose action is required), to enter into this Agreement on behalf of the Company and to perform its obligations under it, and that the execution, delivery and performance of this Agreement by the Company will not violate any applicable law, regulation, order, judgment, decree or Company Arrangement to which either WellPoint or the Company is a party or by which it is bound. Except to the extent otherwise provided in this Agreement, the respective rights and obligations of the Parties shall survive any expiration of the Term or of the Executive’s employment with the Company.

39. Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by facsimile shall be effective for all purposes.

— Signature page follows —

IN WITNESS WHEREOF, WellPoint and the Executive have duly executed and delivered this Agreement effective as of the day and year first above written.

Larry C. Glasscock

/s/ Larry C. Glasscock

WellPoint, Inc.

By:	/s/ Bill Ryan
Name:	Bill Ryan
Title:	Chairman of the Compensation Committee

ATTACHMENT A

WAIVER AND RELEASE

This Waiver and Release (“Release”) is granted by Larry C. Glasscock (the “Executive”) in favor of WellPoint, Inc. (the “Company”). The Executive acknowledges that he has entered into this Release voluntarily, and that it is intended to be a legally binding commitment by him.

In consideration for and contingent upon the Executive’s right to receive certain benefits described in the Employment Agreement, between the Parties dated as of December 28, 2005 (the “Employment Agreement”) the Executive hereby agrees as follows:

(a) General Waiver and Release.    Except as provided in Paragraph (e) below, the Executive, on his own behalf and on behalf of any person acting through or under the Executive hereby releases, waives and forever discharges the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise, that arose in the Executive’s favor at any time up to and including the date of his execution of this Release, and that arise out of or relate to the Executive’s employment with the Company, or the cessation and termination of such employment (each, a “Claim”), including (without limitation) any such Claim that arises under the Employment Agreement or under any other written or oral agreement between the Company and the Executive, or that relates to any change in the Executive’s employment status or in his benefits or compensation, or that arises from any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, or that arises under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, or that constitutes a tort or contract claim. The Executive agrees that if any action is brought in his name or on his behalf (or in the name or on behalf of a class to which the Executive belongs) before any court or administrative body with respect to any Claim released under this Release, the Executive will not accept any payment of monies in connection with such released Claim.

(b) Miscellaneous.    The Executive acknowledges that the Employment Agreement specifies payment from the Company to himself, the total of which meets or exceeds any and all funds due him from the Company in the absence of his executing this Release, and that he will not seek to obtain any additional funds from the Company with respect to any Claim released by this Agreement. (For avoidance of doubt, this Release does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him.)

(c) Non-Competition, Non-Solicitation and Confidential Information and Inventions.    The Executive warrants that to the best of his knowledge, except as disclosed in Schedule A to this Release, he has complied, and will continue to comply, fully with Sections 19 and 20 of the Employment Agreement.

(d) THE COMPANY AND THE EXECUTIVE AGREE THAT THE BENEFITS DESCRIBED IN THE EMPLOYMENT AGREEMENT AS SUBJECT TO COMPLIANCE WITH SECTION 18 THEREOF ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE REVOKES THIS RELEASE, THAT HE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL PAYMENTS OR BENEFITS HE MAY HAVE ALREADY RECEIVED PURSUANT TO THE EMPLOYMENT AGREEMENT THAT BY THE TERMS OF THE EMPLOYMENT AGREEMENT ARE SUBJECT TO THE EXECUTION, DELIVERY OR NON-REVOCATION, OF THIS RELEASE.

(e) The waiver and release contained in Sections (a) and (b) above does not apply to:

(i) Any Claim arising under, or preserved by, Section 9, 10, 11, 12 or 14 of the Employment Agreement, including (for the avoidance of doubt), but not limited to, any Claim under any employee benefit plan in accordance with the terms of the applicable employee benefit plan and any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Executive is otherwise entitled in accordance with the Company’s articles or by-laws or any other agreement between the Executive and the Company.

(ii) Any Claim under or based on a breach of this Release, and

(iii) Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release.

(f) The provision of Sections 28, 34, 36 (last sentence only) and 37 of the Employment Agreement (relating respectively to dispute resolution, notices, amendments/waivers, and references) shall be deemed incorporated into this Release as if set forth herein verbatim, except that references in such Sections to this “Agreement” shall be deemed to be references to this Release.

(g) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. THE EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE HAS BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE UNDERSTANDS THAT HE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY THE EXECUTIVE.

BY SIGNING BELOW, THE EXECUTIVE AGREES THAT HE UNDERSTANDS AND ACCEPTS EACH PART OF THIS RELEASE.

(Executive)	DATE